UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 24, 2015
Date of Report (Date of earliest event reported)

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Agreement
Consistent with its proxy statement and the approval of its shareholders at the 2015 annual meeting of shareholders, Novation Companies, Inc., a Maryland corporation (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”) executed a Second Amendment on August 24, 2015 (the “Second Amendment”) to the Rights Agreement by and between the Company and the Rights Agent dated September 15, 2011, as amended by that First Amendment to Rights Agreement dated June 20, 2014 (as amended, the “Rights Agreement”). The Second Amendment extended the duration of the Rights Agreement to July 23, 2018. The Second Amendment also removed Jefferies Capital Partners IV LP (“Jefferies”) from the definition of “Exempt Person” under the Rights Agreement because it has distributed its shares of Common Stock to certain of its affiliates, such that, to the knowledge of the Company, neither Jefferies nor any of its affiliates is an owner of more than 4.9% of the Company’s Common Stock.
The Company entered into the Rights Agreement in an effort to deter acquisitions of the Company’s common stock, par value $0.01 per share (“Common Stock”) that would potentially limit the Company’s ability to use its net loss carryforwards (“NOLs”) to reduce potential future federal income tax obligations. The Company’s ability to use its NOLs may be negatively affected if there is an “ownership change,” as defined under Section 382 of the Internal Revenue Code of 1986, as amended. In general, this would occur if certain ownership changes related to Company Common Stock that is held by five percent or greater stockholders exceed 50%, measured over a rolling three-year period.
As of December 31, 2014, the Company had a federal net operating loss of approximately $650.1 million, that will expire in 2025 through 2034. Because the Company maintains a full valuation allowance against its deferred tax assets, no portion of the deferred tax asset attributable to the NOLs is currently recognized on the Company’s balance sheet in accordance with FASB ASC Topic 740. While the Company cannot estimate the exact amount of NOLs that it will be able use to reduce future income tax liability because the Company cannot predict the amount and timing of future taxable income, the Company believes the NOLs are a very valuable asset.
On June 20, 2014, the Company entered into a First Amendment to Rights Agreement (the “First Amendment”) that amended the Rights Agreement to extend the expiration of the Rights Agreement through June 28, 2016. After careful consideration, the Board of Directors determined that the most effective way to protect the significant potential long-term tax benefits presented by the NOLs was to seek shareholder approval to (i) adopt an amendment to the Company’s Articles of Amendment and Restatement (the “Protective Amendment”) that renews language in the Articles designed to protect the long-term tax benefits presented by the Company’s NOLs and (ii) amend the Rights Agreement to extend its expiration through the expiration of the Protective Amendment and to make certain other clean-up changes described below. The shareholders of the Company approved these measures at the annual meeting of the shareholders on July 21, 2015 and the Protective Amendment was filed with the State of Maryland on July 23, 2015.
General Function of the Rights Agreement
Under the Rights Agreement, from and after the record date of September 27, 2011, each share of Common Stock carries with it one preferred share purchase right (a “Right”), until the Distribution Date (as defined below) or earlier expiration of the Rights, as described below. In general terms, the Rights will impose a significant penalty upon any person that, together with all Affiliates and Associates (each as defined in the Rights Agreement), acquires 4.9% or more of outstanding Common Stock after September 15, 2011. Shareholders who own 4.9% or more of the outstanding Common Stock as of the close of business on September 15, 2011, will not trigger the Rights so long as they do not fall under 4.9% ownership of Common Stock and then re-acquire shares that in the aggregate equal 4.9% or more of the Common Stock. A person will not trigger the Rights solely as a result of any transaction that the Board determines, in its sole discretion, is an exempt transaction for purposes of triggering the Rights.
The Board may, in its sole discretion prior to the Distribution Date, exempt any person or group for purposes of the Rights Agreement if it determines the acquisition by such person or group will not jeopardize the tax benefits or is otherwise in the Company’s best interests. Any person that acquires shares of Common Stock in violation of these limitations is deemed an “Acquiring Person” under the Rights Agreement.
The Rights
From the record date of September 27, 2011, until the Distribution Date or earlier expiration of the Rights, the Rights will trade with, and will be inseparable from, the Common Stock. New Rights will also accompany any new shares of Common Stock that the Company issues after September 27, 2011, until the Distribution Date or earlier expiration of the Rights.
Exercise Price
Each Right will allow its holder to purchase from the Company one ten-thousandth of a share of Series F Junior Participating Preferred Stock (“Preferred Share”) for $2.33, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability
The Rights will not be exercisable until 15 business days after the public announcement by the Company, or by an Acquiring Person that provides actual notice to the Company of its becoming an Acquiring Person, unless the Rights Agreement is theretofore terminated or the Rights are theretofore redeemed (as described below).
The date when the Rights become exercisable is the “Distribution Date.” Until that date or earlier expiration of the Rights, the Common Stock certificates will also evidence the Rights, and any transfer of shares of Common Stock will constitute a transfer of Rights. After that date, the Rights will separate from the Common Stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of Common Stock. Any Rights held by an Acquiring Person, or any Affiliates or Associates of the Acquiring Person, are void and may not be exercised.
Consequences of a Person or Group Becoming an Acquiring Person
If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person, or any Affiliates or Associates of the Acquiring Person, may, upon payment of the Exercise Price, purchase shares of Common Stock with a market value of twice the Exercise Price, based on the ‘current per share market price’ of the Common Stock (as defined in the Rights Agreement) on the date of the acquisition that resulted in such person or group becoming an Acquiring Person.
Exchange
After a person or group becomes an Acquiring Person, the Board may extinguish the Rights by exchanging one share of Common Stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or any Affiliates or Associates of the Acquiring Person.
Preferred Share Provisions
Each one ten-thousandth of a Preferred Share, if issued:

•	will not be redeemable.

•	will entitle holders to dividends equal to the dividends, if any, paid on one share of Common Stock.

•	will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of Common Stock, whichever is greater.

•
will vote together with the Common Stock as one class on all matters submitted to a vote of shareholders of the Company and will have the same voting power as one share of Common Stock, except as otherwise provided by law.

•	will entitle holders to a per share payment equal to the payment made on one share of Common Stock, if shares of Common Stock are exchanged via merger, consolidation, or a similar transaction.
The value of one ten-thousandth interest in a Preferred Share is expected to approximate the value of one share of Common Stock.
Expiration
As amended by the Second Amendment, the Rights will expire on the earliest of (i) July 23, 2018 (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the time at which the Board determines that the NOLs are utilized in all material respects or that an ownership change under Section 382 of the Internal Revenue Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes or (v) a determination by the Board, prior to the Distribution Date, that the Rights Agreement is terminated and the Rights are no longer in the best interests of the Company and its shareholders.
Redemption
The Board may redeem the Rights for $0.0001 per Right at any time before the Distribution Date. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if the Company has a stock split or stock dividends of its Common Stock.
Anti-Dilution Provisions
The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or Common Stock.
Amendments
The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After the Distribution Date, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights (other than an Acquiring Person, or an Affiliate or Associate of an Acquiring Person.
The Second Amendment, the First Amendment and the Rights Agreement are incorporated herein by reference. The foregoing description of the Rights Agreement and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to the respective exhibits.

Item 3.03 Material Modification to Rights of Security Holders
Please refer to the disclosure provided under Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated September 15, 2011, by an between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Form 8-A filed on September 21, 2011).
4.2	First Amendment to Rights Agreement, dated as of June 20, 2014 (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A filed with the SEC on June 20, 2014).
4.3	Second Amendment to Rights Agreement, dated as of August 24, 2015, incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A/A filed with the SEC on August 28, 2015).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: August 28, 2015	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Executive Officer